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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                            SHILOH INDUSTRIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                                 [SHILOH LOGO]
                           Suite 202, 103 Foulk Road
                           Wilmington, Delaware 19803
                           Telephone: (302) 998-0592

                                                               February 26, 2001

Dear Shiloh Stockholder:

     You are cordially invited to attend the 2001 Annual Meeting of Shiloh Industries, Inc., which will be held on Wednesday, March 28, 2001, at 10:00 a.m. at the Holiday Inn Select, 15471 Royalton Road, Strongsville, Ohio 44136.

     This year, your Board of Directors is recommending that you (i) elect three Directors of a class whose term is described in the proxy statement, (ii) amend the 1993 Key Employee Stock Incentive Plan and (iii) approve the appointment of the independent certified public accountants of the Company for the current fiscal year.

     The Company has enclosed a copy of its Annual Report for the fiscal year ended October 31, 2000 with this notice of annual meeting of stockholders and proxy statement. If you would like another copy of the 2000 Annual Report, please contact Craig A. Stacy at Shiloh Industries, Inc., 5389 W. 130th Street, Cleveland, Ohio 44130-1094, (216) 267-2600, and you will be sent one.

     Please read the enclosed information carefully before completing and returning the enclosed proxy card. Returning your proxy card as soon as possible will assure your representation at the meeting, whether or not you plan to attend. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.

                                          Sincerely,

                                          /s/ John F. Falcon

                                          JOHN F. FALCON
                                          President and Chief Executive Officer

                           SUITE 202, 103 FOULK ROAD
                           WILMINGTON, DELAWARE 19803

        ----------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 28, 2001
        ----------------------------------------------------------------

     The Annual Meeting of Stockholders of Shiloh Industries, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, March 28, 2001, at 10:00 a.m. (the "Annual Meeting"), at the Holiday Inn Select, 15471 Royalton Road, Strongsville, Ohio 44136, for the purpose of:

     (1) Electing three (3) Directors of a class whose term is described in the proxy statement;

     (2) Approving the amendments to the 1993 Key Employee Stock Incentive Plan to increase the number of shares of Common Stock subject to the plan;

     (3) Approving the appointment of the independent certified public accountants of the Company for the fiscal year ending October 31, 2001; and

     (4) Transacting such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on February 16, 2001 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ David J. Hessler
                                          DAVID J. HESSLER
                                          Secretary

February 26, 2001

     The Company's Annual Report for the fiscal year ended October 31, 2000 (the "2000 Annual Report") is enclosed. The 2000 Annual Report contains financial and other information about the Company, but is not incorporated into the Proxy Statement and is not deemed to be a part of the proxy soliciting material.

     EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

                            SHILOH INDUSTRIES, INC.
                           Suite 202, 103 Foulk Road
                           Wilmington, Delaware 19803

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

          ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 28, 2001

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Shiloh Industries, Inc., a Delaware corporation (the "Company"), of proxies to be used at the annual meeting of stockholders of the Company to be held on March 28, 2001 (the "Annual Meeting"). This Proxy Statement and the related proxy card are being mailed to stockholders commencing on or about February 26, 2001.

     If the enclosed proxy card is executed and returned, the shares represented by it will be voted as directed on all matters properly coming before the Annual Meeting for a vote. Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and desire to do so. In addition, the proxy may be revoked at any time prior to its exercise either by giving written notice to the Company or by submission of a later dated proxy.

     Stockholders of record of the Company at the close of business on February 16, 2001 will be entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 14,798,094 shares of Common Stock. A list of such holders will be open to the examination of any stockholder for any purpose germane to the meeting at the place of the Annual Meeting for a period of ten days prior to the meeting. Each share of Common Stock is entitled to one vote. At the Annual Meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the vote of the stockholders. The holders of a majority of the total number of outstanding shares of Common Stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the Annual Meeting. Properly executed proxies marked "abstain," as well as proxies held in street name by brokers that are not voted on all proposals to come before the Annual Meeting ("broker non-votes"), will be considered "present" for purposes of determining whether a quorum has been achieved at the Annual Meeting.

     The three nominees for Director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy shall be elected. Consequently, any shares of Common Stock present in person or by proxy at the Annual Meeting, but not voted for any reason have no impact in the election of Directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number of votes. All other matters to be considered at the Annual Meeting require for approval the favorable vote of a majority of shares voted at the meeting in person or by proxy. Stockholders have no right to cumulative voting as to any matter, including the election of Directors. If any proposal at the Annual Meeting must receive a specific percentage of favorable votes for approval, abstentions in respect of such proposal are treated as present and entitled to vote under Delaware law and therefore such abstentions have the effect of a vote against such proposal. Broker non-votes in respect of any proposal are not counted for purposes of determining whether such proposal has received the requisite approval.

     The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted: (i) for the nominees for Director named in this Proxy Statement; (ii) for approval of the amendments to the 1993 Key Employee Stock Incentive Plan; (iii) for approval of the appointment of PricewaterhouseCoopers LLP, as independent certified public accountants; and (iv) in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for any other matters which properly come before the Annual Meeting.

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation provides that the Board of Directors will be divided into three classes of Directors to be as nearly equal in number of Directors as possible. Class II consists of Ronald C. Houser, James C. Fanello and James A. Karman and their current term of office will expire at this Annual Meeting. Class I currently consists of Maynard H. Murch IV and David J. Hessler and their current term of office will expire at the 2003 annual meeting of stockholders. Class III consists of John F. Falcon, Curtis E. Moll and Theodore K. Zampetis and their current term of office will expire at the 2002 annual meeting of stockholders. At each annual stockholders' meeting, Directors are elected for a term of three years and hold office until their successors are elected and qualified or until their earlier removal or resignation. Newly created directorships resulting from an increase in the authorized number of Directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause may be filled by a majority of the remaining Directors then in office. All Directors, other than Directors who are employees of the Company, receive a retainer of $5,000 per quarter. In addition, each such Director receives a fee of $1,500 for each Board of Directors meeting and $1,000 for each committee meeting attended, provided that such fees for attendance at Board meetings and committee meetings may not exceed $1,500 per day. Directors receive an additional fee of $500 for serving as Chairman of their respective committees. In addition, each such Director is reimbursed for any reasonable travel expenses incurred in attending such meetings.

     At the Annual Meeting, three Directors are to be elected to hold office, each for a term of three years and until his successor is elected and qualified. The Board of Directors recommends that its three nominees for Director be elected at the Annual Meeting. The nominees are James C. Fanello, Ronald C. Houser and James A. Karman. Messrs. Fanello, Houser and Karman currently serve as Directors of the Company. Mr. Fanello has served as a Director of the Company since its formation. Mr. Houser has served as a Director of the Company since December 1999 and Mr. Karman has served as a Director of the Company since January 1995. If any nominee becomes unavailable for any reason or should a vacancy occur before the election, which events are not anticipated, the proxies will be voted for the election of such other person as a Director as the Board of Directors may recommend.

     Information regarding the continuing Directors of the Company is set forth below:

                   NAME                     AGE                   POSITION(S)
                   ----                     ---                   -----------
John F. Falcon(1).........................  52     President, Chief Executive Officer and
                                                   Director
James C. Fanello(1).......................  72     Director
David J. Hessler..........................  57     Secretary and Director
Ronald C. Houser..........................  54     Director
James A. Karman(2)(3).....................  63     Director
Curtis E. Moll(1).........................  61     Chairman of the Board and Director
Maynard H. Murch IV(2)(3).................  57     Director
Theodore K. Zampetis(2)(3)................  55     Director

---------------

(1) Member of the Executive Committee.

(2) Member of the Compensation Committee.

(3) Member of the Audit Committee.

DIRECTOR NOMINEES

     JAMES C. FANELLO has been a Director of the Company since its formation in April 1993. Mr. Fanello was the Executive Vice President of the Company from November 1996 until his retirement in June 2000. Mr. Fanello served as the President of Stamping and Blanking operations from April 1993 to October 1996. Mr. Fanello had been employed by Shiloh Corporation and its predecessor since 1951, during which time he has held various positions, including President and Executive Vice President.

     RONALD C. HOUSER became a Director of the Company in December 1999. Since August 1996, Mr. Houser has served as Chief Financial Officer of MTD Products Inc ("MTD Products"), a privately held manufacturer of outdoor power equipment. In addition, Mr. Houser was appointed as Executive Vice President of MTD Products in September 1999. Prior to August 1996, Mr. Houser served as Assistant Comptroller for The Goodyear Tire & Rubber Company, a manufacturer of tires, belts, hoses and other rubber products for the transportation industry. Mr. Houser serves as a director of MTD Products.

     JAMES A. KARMAN became a Director of the Company in January 1995. Since 1978, Mr. Karman has served as President and Chief Operating Officer, and since 1963 as a member of the Board of Directors, of RPM, Inc., a worldwide producer of specialty chemicals, coatings and sealants for industrial and consumer markets. Mr. Karman also serves as a director of Metropolitan Financial Corp. and A. Schulman, Inc.

CONTINUING DIRECTORS

     JOHN F. FALCON has been the President, Chief Executive Officer and a Director of the Company since April 1999. From 1995 to April 1999, Mr. Falcon held several positions at Lear Corporation, a supplier of automotive interior systems, including Director of Interiors for its General Motors division. Prior to that time, he had over twenty years of experience at General Motors, a manufacturer of vehicles, where he held several positions, including, among others, Worldwide Operations Manager for ignition and filtration products.

     DAVID J. HESSLER has been the Secretary and a Director of the Company since its formation in April 1993. Mr. Hessler has been a Senior Partner in the law firm of Wegman, Hessler, Vanderburg & O'Toole or its predecessors since 1978, and has been the Secretary of MTD Products since 1977.

     CURTIS E. MOLL has served as a Director of the Company since its formation in April 1993 and become Chairman of the Board in April 1999. Since 1980, Mr. Moll has served as the Chairman of the Board, President and Chief Executive Officer of MTD Products. Mr. Moll also serves as a director of The Sherwin-Williams Company and AGCO Corporation.

     MAYNARD H. MURCH IV has served as a Director of the Company since March 2000. Mr. Murch has served as the President of Maynard H. Murch Co., Inc., an investment company, since January 1985. In addition, Mr. Murch has served as Vice President of Parker/Hunter Incorporated, an investment company, since 1976. Mr. Murch also serves as a director of Robbins & Meyers, Inc.

     THEODORE K. ZAMPETIS has served as a Director of the Company since July 1993. From 1991 until his retirement in October 1999, Mr. Zampetis served as President, Chief Operating Officer and a director of The Standard Products Company, a manufacturer of rubber and plastic parts principally for automotive original equipment manufacturers. Prior to such time, Mr. Zampetis served in various managerial positions with The Standard Products Company, including Vice President and President, Standard Products (Canada) Limited, and Vice President-Manufacturing, North American Automotive Operations.

COMMITTEES AND DIRECTORS MEETINGS

     The Board of Directors has three standing committees: the Executive Committee, the Audit Committee and the Compensation Committee. These committees were established in July 1993 in connection with the Company's initial public offering.

     The Executive Committee exercises the power and authority of the Board of Directors on all matters, except as expressly limited by applicable law, in the interim period between Board of Directors' meetings. The Executive Committee held two meetings in fiscal 2000.

     The Audit Committee recommends to the Board of Directors, subject to stockholder approval, the appointment of the Company's independent certified public accountants. The Audit Committee discusses with the Company's management and the Company's independent certified public accountants the overall scope and specific plans for the accountants' audit. The Audit Committee meets at least semi-annually with the Company's senior management and independent certified public accountants to discuss the results of the accountants' examination and the Company's financial reporting. In addition, on May 25, 2000 the Board of Directors adopted the Audit Committee Charter, which is attached to this Proxy Statement as Exhibit A. The Audit Committee held two meetings in fiscal 2000.

     The Compensation Committee oversees all matters relating to human resources of the Company and administers (i) all stock option or stock-related plans and, in connection therewith, all awards of options and performance units to employees pursuant to any such stock option or stock related plan; (ii) all bonus plans, including, without limitation, the Executive Incentive Bonus Plan; and (iii) all compensation of the Chief Executive Officer and President of the Company. The Compensation Committee held three meetings in fiscal 2000.

     The Board of Directors held six meetings in fiscal 2000. All of the Directors attended at least seventy-five percent (75%) of the total meetings held by the Board of Directors in fiscal 2000 during their tenure as a Director. In addition, all Directors attended at least seventy-five percent (75%) of the total number of meetings held by all committees of the board on which they served, except for Messrs. Fanello and Falcon, each of whom attended fifty percent (50%) of the meetings held by the Executive Committee in fiscal 2000.

AUDIT FEES

     PricewaterhouseCoopers LLP billed fees to the Company of approximately $212,000, in the aggregate, for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company's annual financial statements for the fiscal year ended October 31, 2000 and the reviews of the interim financial statements included in the Company's Quarterly Reports on Form 10-Q filed during the fiscal year ended October 31, 2000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     PricewaterhouseCoopers LLP billed fees to the Company of approximately $40,000, in the aggregate, for professional services related to financial information systems design and implementation services as described in Paragraph
(c)(4)(ii)(B) of Rule 2-01 of Regulation S-X rendered by PricewaterhouseCoopers LLP during the fiscal year ended October 31, 2000.

ALL OTHER FEES

     PricewaterhouseCoopers LLP billed fees to the Company of approximately $281,580, in the aggregate, for services rendered by PricewaterhouseCoopers LLP for all services (other than those covered above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees") during the fiscal year ended October 31, 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION AND CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The law firm of Wegman, Hessler, Vanderburg & O'Toole, of which Mr. Hessler is a Senior Partner, provided services to the Company in fiscal 2000 in the amount of $462,882 and provides services to the Company on an on-going basis. Mr. Hessler is the Secretary and a Director of the Company. Although Mr. Hessler is Secretary of the Company, he receives no compensation for holding such position.

     On June 21, 1999, the Company entered into a purchase agreement with MTD Products to acquire the automotive division of MTD Products ("MTD Automotive"). Consideration for this acquisition, which was consummated on November 1, 1999, consisted of $20.0 million and 1,428,571 shares of newly issued Common Stock of the Company, of which 535,714 shares were contingently returnable at November 1, 1999. Pursuant to the earnout provisions of the Asset Purchase Agreement (the "Purchase Agreement"), dated as of June 21, 1991, as amended, by and among the Company, Shiloh Automotive, Inc. and MTD Products Inc, the aggregate consideration was increased due to the performance of MTD Automotive during the first twelve months subsequent to consummation of the acquisition. As a result of the subsequent performance of MTD Automotive, the 535,714 contingently returnable shares of Common Stock were not required to be returned to the Company and in January 2001 the Company issued MTD Products Inc an additional 288,960 shares of Common Stock and the Company's wholly owned subsidiary issued a note in the aggregate principal amount of $4.0 million payable in full on November 1, 2001. The Company is guarantor of the note. In addition, in accordance with the Purchase Agreement, approximately $1.8 million was returned to the Company for settlement of price concessions and capital expenditure reimbursements. These adjustments were reflected in the Company's financial statements for the fiscal year ended October 31, 2000 as adjustments to the purchase price. Also in accordance with the Purchase Agreement, the purchase price may be adjusted at the end of fiscal 2001 and fiscal 2002 upon resolution of certain contingencies set forth in the Purchase Agreement. MTD Products currently owns approximately 56.8% of the Common Stock, including the shares of Common Stock issued as consideration for the acquisition of MTD Automotive and the shares issued as part of the earnout provisions of the Purchase Agreement for the performance of MTD Automotive following its acquisition by the Company.

     At the closing of the acquisition of MTD Automotive, the Company entered into a Transitional Services Agreement with MTD Products. Under the terms of such agreement, MTD Products will continue to provide information management and other administrative services to MTD Automotive for the earlier of two years after the consummation of the acquisition of MTD Automotive or the date upon which the Company can implement its own information services and other administrative services. As compensation for these services, the Company paid MTD Products an aggregate of $600,000 in fiscal 2000 in accordance with the agreement. Such amount may be adjusted during the second year of the agreement based upon increases in the consumer price index.

     In fiscal 2000, the Company made sales to MTD Products in the aggregate amount of approximately $18.4 million. In addition, MTD Products continues to provide certain automotive parts to MTD Automotive.

  Stockholders Agreement

     The Company, Messrs. D. Fanello, J. Fanello, Grissinger and Sutter and various trusts set up for the benefit of members of the Fanello families, and MTD Products have entered into the Stockholders Agreement (as defined below). The Stockholders Agreement provides that the Shiloh Group and MTD Products will each vote their shares of Common Stock in favor of the election of Directors of the Company for the three individuals proposed by the Shiloh Group and the three individuals proposed by MTD Products when such individuals' current terms expire and such individuals stand for election. The Director nominees proposed for election at the Annual Meeting by the Shiloh Group and MTD Products are Messrs.
J. Fanello and Houser, respectively. The Stockholders Agreement also provides for rights of first refusal with respect to transfers of Common Stock by the Shiloh Group, MTD Products and certain of their respective successors and assigns. Subject to certain exceptions, if either MTD Products or any of its permitted transferees or any of the Shiloh Group or any of their permitted transferees propose to sell or otherwise transfer any of their shares of Common Stock, such person shall first offer such shares of Common Stock to the other members of its group, stating the proposed price and terms of such transfer. The other members of its group may then elect to purchase the offered shares at the offered price and on the same terms. If the other members of such group do not exercise their rights to purchase all of the shares of Common Stock offered, the members of the other group have a similar purchase right with respect to the remaining shares. If the members of the two groups do not elect to purchase all of the shares of Common Stock offered, the offering party is then free to sell such shares to the proposed transferee at the same price and on the same terms as offered to each group. The Directors' voting provision of the Stockholders Agreement has a term of ten years. The other provisions of the Stockholders Agreement terminate on the date on which either MTD Products or the members of the Shiloh Group cease to own at least 10% of the issued and outstanding shares of Common Stock.

     In June 1993, the Company entered into a registration rights agreement (the "Registration Agreement"), which grants to both MTD Products and the former shareholders of Shiloh Corporation, including Messrs. D. Fanello and J. Fanello as a group (collectively, the "Shiloh Group"), (i) the right to require the Company on one occasion to register all or part of their holdings of Common Stock and (ii) certain "piggyback" registration rights to participate in future registrations of the securities of the Company. Under the Registration Agreement, the Company is required to pay all expenses incurred in connection with any such registrations other than any underwriting discounts and commissions associated with the sale of such Common Stock of such stockholders or fees of their counsel.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     Except as otherwise noted, the following table sets forth certain information as of November 30, 2000 as to the security ownership of those persons owning of record or known to the Company to be the beneficial owner of more than five percent of the voting securities of the Company and the security ownership of equity securities of the Company by each of the Directors and each of the executive officers named in the Summary Compensation Table (the "Named Executive Officer"), and all Directors and executive officers as a group. Unless otherwise indicated, all information with respect to beneficial ownership has been furnished by the respective Director, executive officer or five percent beneficial owner, as the case may be. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficial ownership of the Common Stock has been determined for this purpose in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934 (the "Exchange Act").

                                                                                     PERCENTAGE
                                                                                    OF SHARES OF
                                                                  AMOUNT AND           COMMON
                                                                    NATURE             STOCK
                                                                OF BENEFICIAL       BENEFICIALLY
                    NAMES AND ADDRESSES                           OWNERSHIP            OWNED
                    OF BENEFICIAL OWNERS                      OF COMMON STOCK(1)       (%)(1)
                    --------------------                      ------------------    ------------
Stockholders Agreement Group(2)
  c/o Shiloh Corporation
  402 Ninth Avenue
  Mansfield, Ohio 44905.....................................      10,562,233            71.4%
James C. Fanello(3)
  402 Ninth Avenue
  Mansfield, Ohio 44905.....................................         807,912             5.5%
Dominick C. Fanello(4)
  402 Ninth Avenue
  Mansfield, Ohio 44905.....................................         812,613             5.5%
MTD Products Inc(5)
  5965 Grafton Road
  Valley City, Ohio 44280...................................       8,405,266            56.8%
Merrill Lynch & Co., Inc.(6)
  World Financial Center
  250 Vesey Street
  New York, New York 10381..................................       1,209,900             8.2%
Dimensional Fund Advisers, Inc.(7)
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401............................         817,900             5.5%
John F. Falcon(8)...........................................          50,000               *
David J. Hessler(9).........................................          17,200               *
Ronald C. Houser(10)........................................       8,407,266            56.8%
James A. Karman.............................................           1,000               *
Curtis E. Moll(11)..........................................       8,453,266            57.1%
Maynard H. Murch IV.........................................           5,000               *
Theodore K. Zampetis........................................           2,000               *
David K. Frink(12)..........................................          37,582               *
Craig A. Stacy(13)..........................................          40,400               *
Larry D. Paquin(14).........................................          10,000               *

                                                                                     PERCENTAGE
                                                                                    OF SHARES OF
                                                                  AMOUNT AND           COMMON
                                                                    NATURE             STOCK
                                                                OF BENEFICIAL       BENEFICIALLY
                    NAMES AND ADDRESSES                           OWNERSHIP            OWNED
                    OF BENEFICIAL OWNERS                      OF COMMON STOCK(1)       (%)(1)
                    --------------------                      ------------------    ------------
Ronald P. Turner(15)........................................          12,000               *
All Directors, the Director Nominee and executive officers
  as a group (16 persons)...................................       9,468,360            63.2%

---------------

* Less than one percent

(1) For accounting purposes, certain adjustments were made to the purchase price with respect to the Purchase Agreement. As a result, shares of Common Stock issued in January 2001 were, for accounting purposes, reflected in the Company's financial statements for the year ended October 31, 2000. As a result, as of such date, the Company had 14,798,094 shares of Common Stock outstanding.

(2) The Company, MTD Products, Robert L. Grissinger Robert E. Sutter and certain trusts for the benefit of Dominick C. Fanello, James C. Fanello, Rose M. Fanello and Kathleen M. Fanello have entered into a stockholders agreement, as amended as of March 11, 1994 to release certain parties to the original stockholders agreement, relating to the shares of Common Stock owned by each of the signatories (the "Stockholders Agreement"). As a result, the parties to the Stockholders Agreement may be deemed to have acquired beneficial ownership of all the shares of Common Stock subject to the Stockholders Agreement, an aggregate of 10,562,233 shares, as a "group" as defined under the Exchange Act. Each of the parties to the Stockholders Agreement disclaims any beneficial ownership with respect to shares of Common Stock held by the other parties to the Stockholders Agreement. In addition, includes 288,960 shares of Common Stock issued by the Company to MTD Products in January 2001 pursuant to the earnout provisions of the Purchase Agreement. The number of shares of Common Stock shown for each of the parties to the Stockholders Agreement named separately in the table does not include shares that may be deemed to be beneficially owned by such individuals solely as a result of the Stockholders Agreement.

(3) Includes 637,007 shares owned of record by the James C. Fanello Trust and held by KeyBank National Association, as trustee under a Trust Agreement, dated as of May 17, 1993, and includes 170,139 shares owned of record by the Kathleen Fanello Trust. Mr. Fanello shares voting power with Kathleen Fanello with respect to the shares held by the Kathleen Fanello Trust. Under the terms of Mr. Fanello's trust agreement, KeyBank has sole voting power and shared dispositive power with Mr. Fanello with respect to the shares held by the trust. In addition, the trust agreement grants Mr. Fanello the right to revoke such trust at any time upon notice to the trustee. As a result of its capacity as trustee for Mr. J. Fanello and certain members of his immediate family, KeyBank's parent corporation, KeyCorp, claimed to have, as reported on a Schedule 13G filed on February 16, 2001, sole voting power with respect to 874,535 shares of Common Stock of the Company, sole dispositive power with respect to 873,685 shares of Common Stock of the Company and shared dispositive power with respect to 850 shares of Common Stock of the Company. The address of KeyCorp is 127 Public Square, Cleveland, Ohio 44114-1306.

(4) Includes 637,007 shares owned of record by the Dominick C. Fanello Trust and held by The Richland Bank, as trustee under a Trust Agreement, dated as of January 28, 1988. Under the terms of the trust agreement, the trustee has sole voting and dispositive power with respect to the shares held by the trust. Mr. Fanello has the right to revoke such trust at any time upon written notice to the trustee. Also includes 790 shares owned by Mr. Fanello's spouse, 174,616 shares owned of record by the Rose Fanello Trust and 200 shares held by Mr. Fanello as custodian for minor grandchildren. Mr. Fanello shares voting power with Rose Fanello with respect to the shares held by Rose Fanello and the Rose Fanello Trust.

(5) Includes 1,104,400 shares of Common Stock beneficially owned by the MTD Products Inc. Master Employee Benefit Trust, a trust fund established and sponsored by MTD Products. In addition, includes 288,960 shares of Common Stock issued by the Company to MTD Products in January 2001 pursuant to the earnout provisions of the Purchase Agreement. For accounting purposes, the adjustment to the purchase price was reflected in the Company's financial statements for the year ended October 31, 2000.

(6)  Information reported is based on a Schedule 13G filed on February 7, 2001.

(7) Based on a Schedule 13G filed on February 1, 2001, the shares of Common Stock reported are beneficially owned by a registered investment adviser. In addition, because the named stockholder holds these shares in its capacity as investment adviser to four registered investment companies and as investment adviser to certain other investment vehicles (collectively, the actual owners of such shares), it disclaims beneficial ownership thereof.

(8) Includes 40,000 shares of Common Stock subject to stock options granted under the Company's 1993 Key Employee Stock Incentive Plan, which are currently exercisable.

(9) Based on information as of January 31, 2001, includes 1,000 shares owned by Mr. Hessler's spouse and includes 4,500 shares held by trusts in which Mr. Hessler serves as co-trustee. Under the terms of the trust agreements, Mr. Hessler has shared voting and investment power with respect to these shares. Mr. Hessler disclaims beneficial ownership of these 5,500 shares.

(10) Includes 7,300,866 shares which are owned of record by MTD Products and 1,104,400 shares of Common Stock beneficially owned by the MTD Products Inc. Master Employee Benefit Trust, a trust fund established and sponsored by MTD Products. Mr. Houser is Chief Financial Officer and a director of MTD Products. Mr. Houser's address is c/o MTD Products Inc, 5965 Grafton Road, Valley City, Ohio 44280.

(11) Includes 7,300,866 shares which are owned of record by MTD Products and 1,104,400 shares of Common Stock beneficially owned by the MTD Products Inc. Master Employee Benefit Trust, a trust fund established and sponsored by MTD Products. Mr. Moll is Chairman of the Board, Chief Executive Officer and a director of MTD Products. Also includes 500 shares held by Moll Family Properties, 1000 shares held by Mr. Moll's spouse, 21,500 shares held by the Belle Moll Estate and 20,000 shares held by the Jochum-Moll Foundation, a charitable organization in which Mr. Moll shares voting and investment power over all the foundation's assets. Mr. Moll disclaims beneficial ownership of these shares. Mr. Moll's address is c/o MTD Products Inc, 5965 Grafton Road, Valley City, Ohio 44280.

(12) Includes 37,000 shares of Common Stock subject to stock options granted under the Company's 1993 Key Employee Stock Incentive Plan, which are currently exercisable.

(13) Includes 39,000 shares of Common Stock subject to stock options granted under the Company's 1993 Key Employee Stock Incentive Plan which are currently exercisable. Includes 400 shares of Common Stock held by Mr. Stacy's spouse.

(14) Includes 10,000 shares of Common Stock subject to stock options granted under the Company's 1993 Key Employee Stock Incentive Plan, which are currently exercisable.

(15) Includes 12,000 shares of Common Stock subject to stock options granted under the Company's 1993 Key Employee Stock Incentive Plan. Mr. Turner resigned in January 2001.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Form 4s to report the following transactions were filed late due to an administrative oversight:

     - Mr. Hessler made a distribution of 1,500 shares of Common Stock to a beneficiary of a certain trust. Mr. Hessler serves as co-trustee of such trust.

     - The 1,428,571 shares of Common Stock issued to MTD Products Inc as partial consideration for the acquisition of MTD Automotive were issued as of November 1, 1999 and the Form 4s for Mr. Moll and MTD Products Inc were filed on December 16, 1999.

     The Form 3s to report the following events were filed late due to an administrative oversight:

     - Hayden Cotterill became an executive officer of the Company in January 2000.

     - Stephen Tomasko became an executive officer of the Company in April 2000.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The table below provides information relating to compensation for the Company's last three fiscal years for persons serving as the Chief Executive Officer during the fiscal year and the four most highly compensated executive officers of the Company serving at the end of the fiscal year. The amounts shown include compensation for services in all capacities that were provided to the Company and its direct and indirect subsidiaries and predecessors.

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                                     AWARDS          ALL
                                                        ANNUAL                     SECURITIES       OTHER
                                                     COMPENSATION                  UNDERLYING      COMPEN-
        NAME AND PRINCIPAL POSITION          YEAR     SALARY ($)     BONUS ($)    OPTIONS/SARS    SATION ($)
        ---------------------------          ----    ------------    ---------    ------------    ----------
John F. Falcon(1)..........................  2000      $317,825       $    --        25,000        $ 2,169(2)
  President, Chief Executive Officer and     1999       167,309        50,000        45,000             --
  Director
David K. Frink.............................  2000      $201,377       $20,000        10,000        $ 2,183(2)
  Vice President of                          1999       192,014        40,000        12,000          6,364(2)
  Steel Processing                           1998       166,423        40,000        10,000          7,917(2)
Craig A. Stacy.............................  2000      $169,616       $30,000        12,000        $ 2,514(2)
  Chief Financial Officer                    1999       152,404        30,000        12,000          6,366(2)
  and Treasurer                              1998       125,000        30,000        10,000          6,682(2)
Larry D. Paquin(3).........................  2000      $177,404       $19,000        10,000        $ 2,778(2)
  Vice President of Quality                  1999        40,385         8,000            --             --
  Control and Continuous Improvement
Ronald P. Turner(4)........................  2000      $181,442       $    --            --        $ 1,978(2)
  Vice President of Sales and Marketing      1999        42,692            --        12,000         15,000(4)

---------------

(1) On April 12, 1999, John F. Falcon was appointed President and Chief Executive Officer of the Company.

(2) The amounts listed for all years other than fiscal 2000 were contributed by Shiloh Corporation to Shiloh Corporation's qualified profit sharing retirement plan, as profit sharing contributions and as matching contributions relating to before-tax contributions made by such named executive officer under such plan. The amounts listed for fiscal 2000 reflects matching contributions only.

(3) On August 2, 1999, Larry D. Paquin was appointed Vice President of Quality Control and Continuous Improvement.

(4) On August 2, 1999, Ronald P. Turner was appointed Vice President of Sales and Marketing. The amount listed in "All Other Compensation" for fiscal 1999 reflects a $15,000 sign-on bonus. Mr. Turner resigned as of January 3, 2001.

STOCK OPTION HOLDINGS

     The following table sets forth information with respect to the Named Executive Officers concerning grants of stock options made during its last fiscal year.

                        INDIVIDUAL
                          GRANTS                                                         POTENTIAL
                        -----------                                                 REALIZABLE VALUE AT
                                         PERCENT OF                                   ASSUMED ANNUAL
                         NUMBER OF          TOTAL         EXERCISE                    RATES OF STOCK
                        SECURITIES      OPTIONS/SARS         OR                     PRICE APPRECIATION
                        UNDERLYING       GRANTED TO         BASE                      FOR OPTION TERM
                        OPTION/SARS     EMPLOYEES IN       PRICE      EXPIRATION    -------------------
         NAME           GRANTED (#)    FISCAL YEAR (%)     ($/SH)        DATE       5% ($)     10% ($)
         ----           -----------    ---------------    --------    ----------    -------    --------
John F. Falcon........    25,000            11.3%          $9.75       1/12/05      $67,250    $148,750
David K. Frink........    10,000             4.5%           9.75       1/12/05       26,900      59,500
Craig A. Stacy........    12,000             5.4%           9.75       1/12/05       33,200      71,400
Larry D. Paquin.......    10,000             4.5%           9.75       1/12/05       26,900      59,500
Ronald P. Turner......    12,000             5.4%          $9.75       1/12/05      $33,200    $ 71,400

AGGREGATED FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                               SHARES                  UNDERLYING UNEXERCISED              IN-THE-MONEY
                              ACQUIRED     VALUE       OPTIONS/SARS AT FISCAL         OPTIONS/SARS AT FISCAL
                                 ON       REALIZED          YEAR-END (#)                   YEAR-END ($)
          NAME(1)             EXERCISE       $        EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE(2)
          -------             --------    --------    -------------------------    ----------------------------
John F. Falcon..............    --          --              40,000/30,000                      0/0
David K. Frink..............    --          --                   37,000/0                      0/0
Craig A. Stacy..............    --          --                   39,000/0                      0/0
Larry D. Paquin.............    --          --                   10,000/0                      0/0
Ronald P. Turner............    --          --                   12,000/0                      0/0

---------------

(1) Only those options held at the end of the last fiscal year of the Company are listed.

(2) All stock options were out of the money (the exercise price was higher than the market price) as of October 31, 2000.

PENSION PLANS

  Shiloh Corporation Cash Balance Pension Plan

     Effective January 1, 2000, the Shiloh Corporation Pension Plan (the "Prior Plan") was amended to become the Shiloh Corporation Cash Balance Pension Plan (the "New Pension Plan"). The Prior Plan provided a benefit to participants pursuant to a defined benefit formula based on final average compensation and years of service. The New Pension Plan provides a benefit to participants under a new "cash balance" formula.

     Under the new cash balance benefit formula, pension benefits are based on a participant's hypothetical account balance, rather than final average compensation and years of service. As of January 1, 2000, each participant's benefits which accrued under the Prior Plan's formula were converted to an amount equal to their actuarial present value. That amount became the participant's hypothetical account balance under the New Pension Plan. That balance, if any, is increased after January 1, 2000 by hypothetical annual allocations at the end of each subsequent year of Company service equal to four percent of the participant's compensation for that year. An equivalent percentage is allocated to a participant's account for any of the participant's compensation that exceeds the taxable wage base for Social Security taxes. In addition, the balance for those participants who were participants in the Prior Plan and who were age forty or older on January 1, 2000, which includes Messrs. Falcon, Frink, Paquin and Turner, will receive an additional credit equal to three percent of the participant's compensation for a period of ten years, starting on January 1, 2000. The hypothetical account is also increased by hypothetical interest for each plan year until the benefit is paid, at an annual rate equal to the average annual rate of interest on 30-year Treasury securities in effect for the second month preceding the first day of the plan year. Generally, the "cash balance" benefit is payable in a lump sum equal to the hypothetical account balance, or in the form of an actuarially equivalent life annuity selected by the participant.

     Under the New Pension Plan's benefit formula, the estimated annual benefit payable upon retirement at age 65 for John F. Falcon, David K. Frink, Craig A. Stacy, Larry D. Paquin and Ronald P. Turner is $35,790, $19,036, $135,290, $7,832 and $1,428, respectively.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This Compensation Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Compensation Committee ("the Committee") of the Board of Directors is responsible for establishing and administering an executive compensation program for the Company, determining the compensation of the chief executive officer and approving the compensation proposed by the chief executive officer for all other executive officers of the Company.

     The Committee, comprised of three non-employee directors, has prepared this report to summarize for the stockholders the Company's policies and practices with regard to executive compensation.

     Objectives. The Company's basic objectives for executive compensation are to recruit and keep top quality executive leadership focused on attaining long-term corporate goals and increasing stockholder value.

     Elements of Compensation. Total compensation has four components: (i) base salary; (ii) short-term incentive (cash bonus); (iii) long-term incentive (stock options); and (iv) deferred compensation (defined benefit retirement plan).

     Base Salary. Base salaries for executive officers are set within ranges that are reasonable, considering comparable positions in companies similar to the Company in industry and region. Base salaries are also intended to be equitable, intracompany, and high enough to keep qualified executives from being overdependent on cash bonuses in a cyclical industry.

     Short-Term Incentives. Annual cash bonuses are based on the Company's attainment of its earnings objectives. In 1997, these incentives were extended to managers in the Company's various business units. All cash bonuses are tied to individual and group performance based on goals established at the start of the year and are available in proportionately greater amounts to those who can most influence corporate earnings.

     Long-Term Incentives. Long-term incentives consisting of stock options are intended to motivate executives to make and execute plans that improve stockholders' value over the long-term.

     Deferred Compensation. The Company's defined benefit retirement plan and a profit sharing retirement plan are available for the executive officers of the Company on the same basis as all other eligible employees of the Company. Both plans are qualified plans to which the Company makes profit sharing and matching contributions on behalf of the plan's participants.

CHIEF EXECUTIVE OFFICER COMPENSATION

     At the start of fiscal 2000, Mr. Falcon's salary was $300,000. In addition he was granted 25,000 options in fiscal 2000 for shares of Common Stock pursuant to the Company's 1993 Key Employee Stock Incentive Plan. On June 15, 2000, Mr. Falcon's salary was increased to $400,000, which was retroactive to his first anniversary of commencement of employment with the Company, in consideration for his efforts in accomplishing the acquisition of MTD Automotive, the ongoing time and effort spent on analyzing and reviewing other acquisitions that had been proposed earlier in fiscal 2000 and the successful implementation of current plant and facility expansions. At the conclusion of fiscal 2000, in light of his solid accomplishments during the fiscal year in strengthening the management team and managing the successful integration of MTD Automotive and the acquisition of A.G. Simpson (Tennessee), Mr. Falcon's salary was increased to $450,000 for fiscal 2001. These figures reflect amounts commensurate with similarly situated executives at similarly situated public companies.

     This report is submitted on behalf of the Compensation Committee:

                                          Maynard H. Murch, IV, Chairman
                                          James A. Karman
                                          Theodore K. Zampetis

                             AUDIT COMMITTEE REPORT

     The Board of Directors of the Company adopted a written Audit Committee Charter on May 25, 2000, a copy of which is included as Exhibit A to this proxy statement. All members of the Audit Committee are independent as set forth in Rules 4200(a)(15) and 4310(c)(26) of the NASD Manual.

     The Audit Committee has reviewed and discussed with the Company's management and PricewaterhouseCoopers LLP, the Company's independent auditors, the audited financial statements of the Company contained in the Company's Annual Report to Stockholders for the year ended October 31, 2000. The Audit Committee has also discussed with the Company's independent auditors the matters required to be discussed pursuant to SAS 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

     The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (titled, "Independence Discussions with Audit Committees"), and has discussed with PricewaterhouseCoopers LLP such independent auditors' independence. The Audit Committee has also considered whether the provision of information technology services and other non-audit services to the Company by PricewaterhouseCoopers LLP is compatible with maintaining their independence.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2000, filed with the Securities and Exchange Commission.

     This report is submitted on behalf of the Audit Committee.

                                          James A. Karman, Chairman
                                          Maynard H. Murch IV
                                          Theodore K. Zampetis

                      COMPARATIVE STOCK PERFORMANCE GRAPH

     The following graph compares the Company's cumulative total stockholder return since October 31, 1996 with the Nasdaq composite index and indices of certain companies selected by the Company as comparative to the Company. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100.00 on October 31, 1995.

                  COMPARISON OF COMPANY'S COMMON STOCK, NASDAQ
                      COMPOSITE INDEX AND PEER GROUP INDEX

                                                         SHILOH                    PEER INDEX               NASDAQ COMP INDEX
                                                         ------                    ----------               -----------------
10/31/95                                                    100                         100                         100
10/31/96                                                  151.7                       152.4                       117.9
10/31/97                                                  166.7                       195.9                       153.8
10/30/98                                                  149.4                       182.5                         171
10/29/99                                                   86.2                         143                       286.3
10/31/00                                                   54.6                        85.6                       325.2

     For the period of October 31, 1995 through October 31, 2000, the companies selected to form the Company's line-of-business peer group index were: A. M. Castle & Co., Arvin Industries, Inc., Gibraltar Steel Corp., Huntco Inc., Olympic Steel, Inc., Steel Technologies, Inc., Tower Automotive, Inc. and Worthington Industries, Inc. The total return of each member of the Company's peer group has been weighted according to each member's stock market capitalization.

APPROVAL OF AMENDMENT AND RESTATEMENT TO THE COMPANY'S AMENDED AND RESTATED 1993
                       KEY EMPLOYEE STOCK INCENTIVE PLAN

     The Company desires to continue its policy of encouraging greater ownership of Common Stock by its key employees, officers and consultants in order to more closely align their interests with those of the stockholders. For this purpose, subject to approval by the stockholders of the Company at the Annual Meeting, the Board of Directors has amended and restated the 1993 Key Employee Stock Incentive Plan as the Amended and Restated 1993 Key Employee Stock Incentive Plan (the "Plan"), which was originally approved by the stockholders in June 1993 and amended by the Board of Directors in December 11, 1997, as approved by the stockholders of the Company in April 1998. A summary of the proposed amendments to the Plan is set forth below, followed by a summary of the Plan. The full text of the Plan, as amended, is annexed to this proxy statement as Exhibit B and the summary is qualified in its entirety by reference to Exhibit B.

AMENDMENT

     The Board of Directors has amended the Plan to increase the number of shares of Common Stock of the Company subject to options and restricted stock awards from 1,200,000 up to an aggregate of 1,700,000. In addition, the Board has amended the Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws or regulations and to clarify certain other minor administrative matters.

PLAN SUMMARY

     Purpose and Administration. Key employees, officers and consultants of the Company are eligible to receive grants of stock options and restricted stock awards for up to an aggregate of 1,700,000 shares of the Company's

Common Stock under the Plan. To date 1,147,200 options have been granted at exercise prices ranging from $3.75 to $18.625. The purpose of the Plan is to attract and retain officers and other key employees of the Company and to provide such persons with incentives and rewards for superior performance. The Plan is administered by the Compensation Committee of the Board of Directors, which determines the terms and conditions of the options issued under the Plan, the amounts of the benefits granted, and the officers, key employees and consultants who shall receive them. The Plan includes provisions authorizing the Board of Directors to adjust the number of shares of Common Stock covered by the Plan and outstanding stock options granted thereunder, and the purchase price per share of Common Stock payable upon the exercise of an outstanding stock option granted thereunder, in the event of a stock dividend, stock split, recapitalization, reorganization, merger or other event that causes a change in the capital structure of the Company. The shares of Common Stock covered by the Plan may be shares of original issue or shares held in treasury or a combination thereof.

     Awards. The Plan provides for the granting of "incentive stock options" within the meaning of Section 422 of the Code, "nonqualified stock options," which are not intended to qualify under any provision of the Code, and restricted stock awards. The aggregate fair market value (determined as of the date of grant of an incentive stock option) of all shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year may not exceed $100,000. In the event that an optionee is eligible to participate in any other stock option plans of the Company or any of its subsidiaries that are also intended to comply with the provisions of Section 422 of the Code, the annual $100,000 limitation applies to the aggregate number of shares of Common Stock with respect to which incentive stock options may be granted under all such plans. An incentive stock option may be granted in excess of the $100,000 limitation, but that portion of the option that is exercisable for shares of Common Stock in excess of the limitation will be treated as a nonqualified stock option.

     An award of restricted stock involves the immediate transfer by the Company to a participant in the Plan of ownership of a specific number of shares of Common Stock. The participant is immediately entitled to voting, dividend and ownership rights of such shares. Restricted stock must be subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code for a period to be determined by the Compensation Committee. During the period for which such substantial risk of forfeiture exists, the transferability of the restricted stock is prohibited or restricted in the manner and to the extent determined by the Compensation Committee.

     Exercise Price and Payment. Stock options are rights to purchase shares of Common Stock at a price per share that is determined by the Compensation Committee on the date that the stock options are granted. The purchase price per share of Common Stock that is payable upon the exercise of nonqualified stock options granted under the Plan may be less than, equal to or greater than the fair market value of a share of Common Stock on the date of grant, but the purchase price per share of Common Stock payable upon the exercise of incentive stock options must be at least equal to the fair market value of a share of Common Stock on the date of grant and may not be less than 110 percent of the fair market value thereof on the date of grant if an incentive stock option is granted to an optionee who owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any of its subsidiaries. The market value of a share of Common Stock underlying the option at the end of the Company's fiscal year was $5.9375, which was the closing price as reported on the Nasdaq National Market on such date.

     The Plan permits payment of the purchase price in cash or by check or, at the discretion of the Compensation Committee, transfer to the Company of shares of Common Stock that are already owned by the optionee and have a fair market value on the date of exercise equal to the aggregate purchase price. The Plan also permits the Compensation Committee to accept restricted stock previously awarded under the Plan in payment of the purchase price of any nonqualified option. In addition, the Plan permits the Compensation Committee to authorize deferred payment of the purchase price from the proceeds of sale through a bank or broker on the date of exercise of some or all of the shares of Common Stock to which the exercise relates.

     The Plan permits an award of restricted stock to be made without additional consideration from a recipient or in consideration of a payment by the recipient that is less than the market value of such restricted stock on the date of grant.

     Vesting. The Plan authorizes the Compensation Committee to establish vesting provisions with respect to each grant of stock options regarding the period(s) of continuous employment with the Company or any of its subsidiaries that is necessary before a stock option (or installments thereof) will become exercisable. In addition, the Plan authorizes the Compensation Committee to determine the period in which an award of restricted stock shall become nonforfeitable.

     Termination of Awards. The Plan authorizes the Compensation Committee, in respect of each grant of stock options or award of restricted stock, to establish provisions consistent with the Plan regarding the termination of the option or the restricted stock award.

     Cancellation. The Plan provides that the Compensation Committee may cancel any stock option granted thereunder with the consent of the affected optionee. In the event of any such cancellation, the Compensation Committee may grant a new stock option, which may or may not cover the same number of shares of Common Stock as was covered by the canceled stock option, in such manner, at such exercise price and subject to such terms and conditions as would have been applicable under the Plan had the canceled stock option not been granted.

     Transferability. Stock options granted under the Plan may not be transferred except by will or the laws of descent and distribution and may not be exercised during an optionee's lifetime except by the optionee or his guardian or legal representative acting in a fiduciary capacity on behalf of the optionee under state law and court supervision. The transferability of the restricted stock is prohibited or restricted in the manner and to the extent determined by the Compensation Committee during the period in which a substantial risk of forfeiture exists.

     Termination and Amendment of the Plan. The Plan is of indefinite duration and will continue in effect until all shares of Common Stock covered thereby have been sold, unless terminated earlier by the Company, and may be amended from time to time by the Board of Directors. However, any amendment that increases the aggregate number of shares of Common Stock covered by the Plan, changes the class of persons eligible to participate in the Plan or would cause Rule 16b-3 under the Exchange Act (or any successor rule to the same effect) to cease to be applicable to the Plan, is subject to approval by the stockholders of the Company.

FEDERAL INCOME TAX CONSEQUENCES FOR THE PLAN

     The following is a brief summary of certain of the federal income tax consequences to individuals receiving grants of options under the Plan. The following summary is based upon federal income tax laws currently in effect and is not intended to be complete or to describe any state or local tax consequences.

     Non-qualified Stock Options. In general, (i) no income will be recognized by an optionee at the time a non-qualified stock option is granted, (ii) at exercise, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and (iii) at sale, appreciation (or depreciation) after the date of exercise will be treated as a capital gain (or loss) depending on how long the shares have been held.

     Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option. If shares of Common Stock are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a capital gain and any loss sustained will be a capital loss.

     If shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as capital gain (or loss).

     Tax Consequences to the Company. To the extent that a participant recognizes ordinary income in the circumstances described above, the participant's employer or entity for which the participant performs services should be entitled to a corresponding deduction, provided, among other things, such income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of
Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation.

          AMENDED AND RESTATED 1993 KEY EMPLOYEE STOCK INCENTIVE PLAN

                                                                NUMBER
                                                              OF OPTIONS      NUMBER
                                                              GRANTED IN    OF OPTIONS
                                                                FISCAL       GRANTED
                     NAME AND POSITION                           2000        TO DATE
                     -----------------                        ----------    ----------
John F. Falcon
  President, Chief Executive Officer and Director...........    25,000        95,000
David K. Frink
  Vice President of Steel Processing........................    10,000        47,000
Craig A. Stacy
  Chief Financial Officer and Treasurer.....................    12,000        54,000
Larry D. Paquin
  Vice President of Quality Control and Continuous
     Improvement............................................    10,000        20,000
Executive Officers Group....................................    77,000       286,000
Non-Executive Officers Group................................   144,800       416,600

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

      APPROVAL OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors recommends a vote for approval of the appointment of PricewaterhouseCoopers LLP, as the independent certified public accountants of the Company and its subsidiaries, to audit the books and accounts for the Company and its subsidiaries for the fiscal year ended October 31, 2001. During fiscal 2000, PricewaterhouseCoopers LLP examined the financial statements of the Company and its subsidiaries, including those set forth in the 2000 Annual Report. It is expected that representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

        SUBMISSION OF STOCKHOLDERS' PROPOSALS AND ADDITIONAL INFORMATION

     The Company must receive by October 29, 2001 any proposal of a stockholder intended to be presented at the 2002 annual meeting of stockholders of the Company (the "2002 Meeting") and to be included in the Company's proxy, notice of meeting and proxy statement related to the 2002 Meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals must be addressed to the Company, 5389 W. 130th Street, Cleveland, Ohio 44130-1094 and should be submitted to the attention of Craig A. Stacy by certified mail, return receipt requested. Proposals of stockholders submitted outside the processes of Rule 14a-8 under the Exchange Act in connection with the 2002 Meeting ("Non-Rule 14a-8 Proposals") must be received by the Company by January 12, 2002 or such proposals will be considered untimely under Rule 14a-4(c) of the Exchange Act. The

Company's proxy related to the 2002 Meeting will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by the Company after January 12, 2002.

     The Company will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended October 31, 2000, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to: Craig A. Stacy, Chief Financial Officer and Treasurer, Shiloh Industries, Inc., 5389 W. 130th Street, Cleveland, Ohio 44130-1904.

                            SOLICITATION OF PROXIES

     The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the Directors, officers and employees of the Company by personal interview, telephone or telegram. Such Directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

                                 OTHER MATTERS

     The Directors know of no other matters which are likely to be brought before the Annual Meeting. The Company did not receive notice by January 11, 2001 of any other matter intended to be raised by a stockholder at the Annual Meeting. Therefore the enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ David J. Hessler
                                          DAVID J. HESSLER
                                          Secretary

February 26, 2001

     IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                                                       EXHIBIT A

                            AUDIT COMMITTEE CHARTER

FUNCTION OF THE COMMITTEE

     The Committee will assist the Board in fulfilling the Board's oversight responsibilities relating to accounting for the Company's financial position and results of operations, as well as such other matters as may from time to time be specifically delegated to the Committee by the Board.

     While the Committee has the powers and responsibilities set forth in this Charter, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate or are in compliance with generally accepted accounting principles, which is the responsibility of management and the outside auditor. Likewise, it is not the responsibility of the Committee to conduct investigations, to resolve disputes, if any, between management and the outside auditor or to assure compliance with laws or the Company's corporate compliance program or code of ethics.

COMPOSITION OF THE COMMITTEE

     Requirements. The Committee will consist of at least three Board members. No member of the Committee may be an officer or employee of the Company or its subsidiaries, and each member of the Committee must be, in the opinion of the Board, free of any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities as an Committee member. In determining independence, the Board will observe the requirements of Rules 4200(a)(15) and 4310(c)(26) of the NASD Manual.

     Each member of the Committee must be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement or must become able to do so with a reasonable period of time after appointment to the Committee.

     At least one member of the Committee must have had past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background that results in that individual's financial sophistication. Such experience may include being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

     Appointment. The Board will appoint the members of the Committee. The Board will, or will delegate to the members of the Committee the responsibility to, appoint a Chairman of the Committee. The Chairman of the Committee will, in consultation with the other members of the Committee, the Company's outside auditors and the appropriate Officers of the Company, be responsible for calling meetings of the Committee, establishing agenda therefor and supervising the conduct thereof.

OUTSIDE AUDITOR

     The outside auditor for the Company is ultimately accountable to the Board and the Committee. The Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor. Alternatively, the Committee and the Board may nominate the outside auditor to be proposed for shareholder approval in any proxy statement.

RESPONSIBILITIES OF THE COMMITTEE

     The Committee will:

          1) Recommend Outside Auditors: Recommend to the Board annually, and at other appropriate times, the firm to be retained as the Company's outside auditors.

          2) Review Independence of Outside Auditors: In connection with recommending the firm to be retained as the Company's outside auditors, review the information provided by management and the outside auditors relating to the independence of such firm, including, among other things, information related to the non-audit services provided and expected to be provided by the outside auditors.

          The Committee is responsible for (1) ensuring that the outside auditor submits on a periodic basis to the Committee a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1, (2) actively engaging in dialogue with the outside auditor with respect to any disclosed relationship or services that may impact the objectivity and independence of the outside auditor and (3) taking, or recommending that the Board take, appropriate action to oversee the independence of the outside auditor.

          3) Review Audit Plan: Review with the outside auditors their plans for, and the scope of, their annual audit and other examinations.

          4) Conduct of Audit: Discuss with the outside auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

          5) Review Audit Results: Review with the outside auditors the report of their annual audit, or proposed report of their annual audit, the accompanying management letter, if any, the reports of their reviews of the Company's interim financial statements conducted in accordance with Statement on Auditing Standards No. 71, and the reports of the results of such other examinations outside of the course of the outside auditors' normal audit procedures that the outside auditors may from time to time undertake.

          6) Review Financial Statements: Review with appropriate officers of the Company and the outside auditors the annual and quarterly financial statements of the Company prior to public release thereof.

          7) Review Internal Audit Plans: Review with the senior internal auditing executive and appropriate members of the staff of the internal auditing department the plans for and the scope of their ongoing audit activities.

          8) Review Internal Audit Reports: Review with the senior internal auditing executive and appropriate members of the staff of the internal auditing department the annual report of the audit activities, examinations and results thereof of the internal auditing department.

          9) Review Systems of Internal Accounting Controls: Review with the outside auditors, the senior internal auditing executive, and, if and to the extent deemed appropriate by the Chairman of the Committee, members of their respective staffs the adequacy of the Company's internal accounting controls, the Company's financial, auditing and accounting organizations and personnel and the Company's policies and compliance procedures with respect to business practices.

          10) Review Recommendations of Outside Auditors: Review with the senior internal auditing executive and the appropriate members of the staff of the internal auditing department recommendations made by the outside auditors and the senior internal auditing executive, as well as such other matters, if any, as such persons or other officers of the Company may desire to bring to the attention of the Committee.

          11) Securities Exchange Act: Obtain assurance from the outside auditor that Section 10A of the Securities Exchange Act has not been implicated.

          12) Review Other Matters: Review such other matters in relation to the accounting, auditing and financial reporting practices and procedures of the Company as the Committee may, in its own discretion, deem desirable in connection with the review functions described above.

          13) Board Reports: Report its activities to the Board in such manner and at such times as it deems appropriate.

MEETINGS OF THE COMMITTEE

     The Committee shall meet at least four times annually, or more frequently as it may determine necessary, to comply with its responsibilities as set forth herein. The Committee may request any officer or employee of the Company or the Company's outside legal counsel or outside auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee may meet with management, the outside auditors and others in separate private sessions to discuss any matter that the Committee, management, the outside auditors or such other persons believe should be discussed privately.

CONSULTANTS

     The Committee may retain, at such times and on such terms as the Committee determines in its sole discretion and at the Company's expense, special legal, accounting or other consultants to advise and assist it in complying with its responsibilities as set forth herein.

ANNUAL REPORT

     The Committee will prepare, with the assistance of management, the outside auditors and outside legal counsel, a report for inclusion in the Company's proxy or information statement relating to the annual meeting of security holders at which directors are to be elected that complies with the requirements of the federal securities laws.

ANNUAL REVIEW OF CHARTER

     The Committee will review and reassess, with the assistance of management, the outside auditors and outside legal counsel, the adequacy of the Committee's charter at least annually.

                                                                       EXHIBIT B

                            SHILOH INDUSTRIES, INC.

          AMENDED AND RESTATED 1993 KEY EMPLOYEE STOCK INCENTIVE PLAN

     1. PURPOSE. The purpose of this Plan is to attract and retain officers and other key employees of Shiloh Industries, Inc., a Delaware corporation (the "Corporation"), and its Subsidiaries and to provide such persons with incentives and rewards for superior performance.

     2. DEFINITIONS. As used in this Plan,

          "BOARD" means the Board of Directors of the Corporation.

          "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

          "COMMITTEE" means the committee described in Section 13(a) of this Plan.

          "COMMON SHARES" means (i) shares of the common stock, par value $.01 per share, of the Corporation and (ii) any security into which Common Shares may be converted by reason of any transaction or event of the type referred to in Section 7 of this Plan.

          "DATE OF GRANT" means the date specified by the Board on which a grant of Option Rights shall become effective, which shall not be earlier than the date on which the Board takes action with respect thereto.

          "EVIDENCE OF AWARD" means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Board which sets forth the terms and conditions of Option Rights or Restricted Shares, which must be signed by a representative of the Corporation and the Participant.

          "INCENTIVE STOCK OPTION" means an Option Right that is intended to qualify as an "incentive stock option" under Section 422 of the Code or any successor provision.

          "LESS-THAN-80-PERCENT SUBSIDIARY" means a Subsidiary with respect to which the Corporation directly or indirectly owns or controls less than 80 percent of the total combined voting or other decision-making power.

          "MANAGEMENT OBJECTIVES" means the achievement or performance objectives that may be established by the Board pursuant to this Plan for Participants who have received grants of Restricted Shares.

          "MARKET VALUE PER SHARE" means the fair market value of the Common Shares as determined by the Board from time to time.

          "NONQUALIFIED OPTION" means an Option Right that is not intended to qualify as a Tax-Qualified Option.

          "OPTIONEE" means the person so designated in an agreement evidencing an outstanding Option Right.

          "OPTION PRICE" means the purchase price payable upon the exercise of an Option Right.

          "OPTION RIGHT" means the right to purchase Common Shares from the Corporation upon the exercise of a Nonqualified Option or a Tax-Qualified Option granted pursuant to Section 4 of this Plan.

          "PARTICIPANT" means a person who is selected by the Board to receive benefits under this Plan and (i) is at that time an officer, including without limitation, an officer who may also be a member of the Board, or other key employee or consultant of the Corporation or any Subsidiary or
     (ii) has agreed to commence serving in any such capacity within 90 days of the Date of Grant.

          "RESTRICTED SHARES" means Common Shares granted or sold pursuant to
     Section 5 of this Plan as to which neither the substantial risk of forfeiture nor the restrictions on transfer referred to in Section 5 hereof have expired.

          "RULE 16B-3" means Rule 16b-3 under the Securities Exchange Act of 1934 or any successor rule to the same effect.

          "SUBSIDIARY" means a corporation, partnership, joint venture, unincorporated association or other entity in which the Corporation has a direct or indirect ownership or other equity interest; provided, however, for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, "Subsidiary" means any corporation in which the Corporation owns or controls directly or indirectly more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation at the time of the grant.

          "TAX-QUALIFIED OPTION" means an Option Right that is intended to qualify under particular provisions of the Code, including without limitation an Incentive Stock Option.

     3. SHARES AVAILABLE UNDER THE PLAN. Subject to adjustment as provided in
Section 7 of this Plan, the number of Common Shares issued or transferred upon the exercise of Option Rights, as Restricted Shares, or in payment of dividend equivalents paid with respect to awards made under this Plan, shall not in the aggregate exceed 1,700,000 Common Shares, which may be Common Shares of original issuance or Common Shares held in treasury or a combination thereof. For purposes of this Section 3, Restricted Shares shall be deemed to have been issued or transferred at the earlier of the time when they cease to be subject to a substantial risk of forfeiture or the time when dividends are paid thereon.

     4. OPTION RIGHTS. The Board may from time to time authorize grants to Participants of options to purchase Common Shares upon such terms and conditions as the Board may determine in accordance with the following provisions:

          (a) Each grant shall specify the number of Common Shares to which it pertains; provided, however, that no Participant shall be granted Option Rights for more than 250,000 shares of Common Stock in any five-year period, subject to adjustment in the manner provided in Section 7 of this Plan.

          (b) Each grant shall specify an Option Price per Common Share, which may be less than, equal to or greater than the Market Value per Share on the Date of Grant, except that the Option Price per Common Share of an Incentive Stock Option shall be equal to or greater than the Market Value per Share on the Date of Grant.

          (c) Each grant shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include (i) cash in the form of currency or check or other cash equivalent acceptable to the Corporation, (ii) the actual or constructive transfer to the Company of nonforfeitable, unrestricted Common Shares owned by the Optionee for at least 6 months and have a value at the time of exercise that is equal to the Option Price, (iii) any other legal consideration that the Board may deem appropriate, including without limitation any form of consideration authorized under Section 4(d) below, on such basis as the Board may determine in accordance with this Plan or
     (iv) any combination of the foregoing.

          (d) On or after the Date of Grant of any Nonqualified Option, the Board may determine that payment of the Option Price may also be made in whole or in part in the form of Restricted Shares or other Common Shares that are subject to risk of forfeiture or restrictions on transfer. Unless otherwise determined by the Board on or after the Date of Grant, whenever any Option Price is paid in whole or in part by means of any of the forms of consideration specified in this Section 4(d), the Common Shares received by the Optionee upon the exercise of the Nonqualified Option shall be subject to the same risks of forfeiture or restrictions on transfer as those surrendered by the Optionee; provided, however, that such risks of forfeiture and restrictions on transfer shall apply only to the same number of Common Shares received by the Optionee as applied to the forfeitable or restricted Common Shares surrendered by the Optionee.

          (e) Any grant may provide for deferred payment of the Option Price from the proceeds of sale through a broker on the date of exercise of some or all of the Common Shares to which the exercise relates.

          (f) Successive grants may be made to the same Participant regardless of whether any Option Rights previously granted to the Participant remain unexercised.

          (g) Each grant shall specify the period or periods of continuous employment of the Optionee by the Corporation or any Subsidiary that are necessary before the Option Rights or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of the Option Rights in the event of a change in control of the Corporation or other similar transaction or event.

          (h) Option Rights granted pursuant to this Section 4 may be Nonqualified Options or Tax-Qualified Options or combinations thereof.

          (i) On or after the Date of Grant of any Nonqualified Option, the Board may provide for the payment to the Optionee of dividend equivalents thereon in cash or Common Shares on a current, deferred or contingent basis, or the Board may provide that any dividend equivalents shall be credited against the Option Price.

          (j) No Option Right granted pursuant to this Section 4 may be exercised more than 10 years from the Date of Grant.

          (k) Each grant shall be evidenced by an Evidence of Award, which shall contain such terms and provisions as the Board may determine consistent with this Plan.

     5. RESTRICTED SHARES. The Board may also authorize grants or sales to Participants of Restricted Shares upon such terms and conditions as the Board may determine in accordance with the following provisions:

          (a) Each grant or sale shall constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

          (b) Each grant or sale may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Market Value per Share on the Date of Grant.

          (c) Each grant or sale shall provide that the Restricted Shares covered thereby shall be subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code for a period to be determined by the Board on the Date of Grant, and any grant or sale may provide for the earlier termination of such period in the event of a change in control of the Corporation or other similar transaction or event.

          (d) Each grant or sale shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Board on the Date of Grant. Such restrictions may include without limitation rights of repurchase or first refusal in the Corporation or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee.

          (e) Any grant of Restricted Shares may specify Management Objectives which, if achieved, will result in termination or early termination of the restrictions applicable to such shares and each such grant shall specify in respect of such specified Management Objectives, a minimum acceptable level of achievement and shall set forth a formula for determining the number of Restricted Shares on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.

          (f) Any grant or sale may require that any or all dividends or other distributions paid on the Restricted Shares during the period of such restrictions be automatically sequestered and reinvested on an immediate or deferred basis in additional Common Shares, which may be subject to the same restrictions as the underlying award or such other restrictions as the Board may determine.

          (g) Each grant or sale shall be evidenced by an agreement, which shall be executed on behalf of the Corporation by any officer thereof and delivered to and accepted by the Participant and shall contain such terms and provisions as the Board may determine consistent with this Plan. Unless otherwise directed by the Board, all certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Participant with respect to the Restricted Shares, shall be held in custody by the Corporation until all restrictions thereon lapse.

     6. TRANSFERABILITY. (a) No Option Right or other "derivative security" (as that term is used in Rule 16b-6) granted under this Plan may be transferred by a Participant except by will or the laws of descent and distribution. Option Rights may not be exercised during a Participant's lifetime except by the Participant or, in the event of the Participant's legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law and court supervision.

          (b) Any award made under this Plan may provide that all or any part of the Common Shares that are to be issued or transferred by the Corporation upon the exercise of Option Rights, or are no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 5 of this Plan, shall be subject to further restrictions upon transfer.

     7. ADJUSTMENTS. The Board may make or provide for such adjustments in the number of Common Shares covered by outstanding Option Rights, the Option Prices per Common Share applicable to any such Option Rights, and the kind of shares (including shares of another issuer) covered thereby, as the Board may in good faith determine to be equitably required in order to prevent dilution or expansion of the rights of Participants that otherwise would result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation or (ii) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of warrants or other rights to purchase securities or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Board may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all awards so replaced. Moreover, the Board may on or after the Date of Grant provide in the agreement evidencing any award under this Plan that the holder of the award may elect to receive an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect, or the Board may provide that the holder will automatically be entitled to receive such an equivalent award. The Board may also make or provide for such adjustments in the number of Common Shares specified in Section 3 of this Plan as the Board may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 7.

     8. FRACTIONAL SHARES. The Corporation shall not be required to issue any fractional Common Shares pursuant to this Plan. The Board may provide for the elimination of fractions or for the settlement thereof in cash.

     9. WITHHOLDING TAXES. To the extent that the Corporation is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Corporation for the withholding are insufficient, it shall be a condition to the receipt of any such payment or the realization of any such benefit that the Participant or such other person make arrangements satisfactory to the Corporation for payment of the balance of any taxes required to be withheld. At the discretion of the Board, any such arrangements may include relinquishment of a portion of any such payment or benefit but only to the extent of the minimum withholding required by law.

     10. PARTICIPATION BY EMPLOYEES OF A LESS-THAN-80-PERCENT SUBSIDIARY. As a condition to the effectiveness of any grant or award to be made hereunder to a Participant who is an employee of a Less-Than-80-Percent Subsidiary, regardless whether the Participant is also employed by the Corporation or another Subsidiary, the Board may require the Less-Than-80-Percent Subsidiary to agree to transfer to the Participant (as, if and when provided for under this Plan and any applicable agreement entered into between the Participant and the Less-Than-80-Percent Subsidiary pursuant to this Plan) the Common Shares that would otherwise be delivered by the Corporation upon receipt by the Less-Than-80-Percent Subsidiary of any consideration then otherwise payable by the Participant to the Corporation. Any such award may be evidenced by an agreement between the Participant and the Less-Than-80-Percent Subsidiary, in lieu of the Corporation, on terms consistent with this Plan and approved by the Board and the Less-Than-80-Percent Subsidiary. All Common Shares so delivered by or to a Less-Than-80-Percent Subsidiary will be treated as if they had been delivered by or to the Corporation for purposes of Section 3 of this Plan, and all references to the Corporation in this Plan shall be deemed to refer to the Less-Than-80-Percent Subsidiary except with respect to the definitions of the Board and the Committee and in other cases where the context otherwise requires.

     11. CERTAIN TERMINATIONS OF EMPLOYMENT, HARDSHIP AND APPROVED LEAVES OF ABSENCE. Notwithstanding any other provision of this Plan to the contrary, in the event of termination of employment by reason of death, disability, normal retirement, early retirement with the consent of the Corporation, termination of employment to enter public service with the consent of the Corporation or leave of absence approved by the Corporation, or in the event of hardship or other special circumstances, of a Participant who holds an Option Right that is not immediately and fully exercisable, any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Common Shares that are subject to any transfer restriction pursuant to Section 6(b) of this Plan, the Board may take any action that it deems to be equitable under the circumstances or in the best interests of the Corporation, including without limitation waiving or modifying any limitation or requirement with respect to any award under this Plan.

     12. FOREIGN EMPLOYEES. In order to facilitate the making of any award or combination of awards under this Plan, the Board may provide for such special terms for awards to Participants who are foreign nationals, or who are employed by the Corporation or any Subsidiary outside of the United States of America, as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate the inconsistency without further approval by the stockholders of the Corporation.

     13. ADMINISTRATION OF THE PLAN. (a) This Plan shall be administered by the Compensation Committee of the Board provided that it is a committee of not less than three members of the Board, each of whom shall be a "non-employee director" within the meaning of Rule 16b-3 and "outside directors" within the meaning of
Section 162(m) of the Code. A majority of the members of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved in writing by the members of the Committee, shall be the acts of the Committee.

          (b) The interpretation and construction by the Committee of any provision of this Plan or any agreement, notification or document evidencing a grant of Option Rights or Restricted Shares, and any determination by the Committee pursuant to any provision of this Plan or any such agreement, notification or document, shall be final and conclusive. No member of the Committee shall be liable for any such action taken or determination made in good faith.

     14. AMENDMENTS AND OTHER MATTERS. (a) This Plan may be amended from time to time by the Board; provided, however, that any amendment that must be approved by the shareholders of the Corporation in order to comply with applicable law or the rules of the Nasdaq Stock Market or, if the Common Shares are not traded on the Nasdaq Stock Market, the principal national securities exchange upon which the Common Shares are traded or quoted, shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment hereof for shareholder approval shall not be construed to limit the Corporation's authority to offer similar or dissimilar benefits under other plans or otherwise with or without shareholder approval. Without limiting the generality of the foregoing, the Board may amend this Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws or regulations, or in the interpretation thereof.

          (b) With the concurrence of the affected Participant, the Board may cancel any agreement evidencing Option Rights or any other award granted under this Plan. In the event of any such cancellation, the Board may authorize the granting of new Option Rights or other awards hereunder, which may or may not cover the same number of Common Shares as had been covered by the canceled Option Rights or other award, at such Option Price, in such manner and subject to such other terms, conditions and discretion as would have been permitted under this Plan had the canceled Option Rights or other award not been granted.

          (c) This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Corporation or any Subsidiary and shall not interfere in any way with any right that the Corporation or any Subsidiary would otherwise have to terminate any Participant's employment or other service at any time.

          (d) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as a Tax-Qualified Option from so qualifying, any such provision shall be null and void with respect to any such Option Right; provided, however, that any such provision shall remain in effect with respect to other Option Rights, and there shall be no further effect on any provision of this Plan.

PROXY                                                                     PROXY
                             SHILOH INDUSTRIES, INC.

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
             FOR THE ANNUAL STOCKHOLDERS MEETING ON MARCH 28, 2001.

         The undersigned hereby constitutes and appoints Curtis E. Moll, John F. Falcon and David J. Hessler, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of stockholders of Shiloh Industries, Inc. to be held at the Holiday Inn Select, 15471 Royalton Road, Strongsville, Ohio 44136 on Wednesday, March 28, 2001, at 10:00 a.m., and at any adjournments or postponements thereof, as follows and in accordance with their judgment upon any other matters coming before said meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING    (change of address)
THE APPROPRIATE BOXES, SEE REVERSE SIDE, AND SHARES
REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL  ------------------------
BE VOTED AS DIRECTED OR, IF DIRECTIONS ARE NOT         ------------------------
INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE BOARD ------------------------ OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE ------------------------ YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. ------------------------
SEE REVERSE SIDE                              (If you have written in the above
                                               space, please mark the
                                               corresponding  oval on the
                                               reverse side of this  card.)

           PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE
                               ENCLOSED ENVELOPE.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                             SHILOH INDUSTRIES, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

1. Election of Directors --
      Nominees: James C. Fanello,
      Ronald C. Houser                                       For       Withhold       For All        Change of Address [ ]
      and James A. Karman                                    All          All         Except
                                                              0            0             0
      (Except nominees written above)

2. Approval of amendments to 1993 Key                        For        Against       Abstain           Attend Meeting [ ]
      Employee Stock Incentive Plan                           0            0             0

3. Approval of PricewaterhouseCoopers LLP as                 For        Against       Abstain
      Independent Accountants                                 0            0             0

                                                                                  Dated:
                                                                                         ---------------------------
                                                                      Signature(s)
                                                                                   ---------------------------------

                                                                      NOTE:    Please sign exactly as name appears hereon.
                                                                               Joint owners should each sign. When signing
                                                                               as attorney, executor, administrator, trustee
                                                                               or guardian, please give full title as such.



                              FOLD AND DETACH HERE

                             YOUR VOTE IS IMPORTANT

                PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN
                          IT IN THE ENCLOSED ENVELOPE.